EXHIBIT 99.1

SOUTHPORT, CONNECTICUT 06890 U.S.A.

FOR IMMEDIATE RELEASE

For further information contact:

Ken Jorgensen – Director of Media Relations

kjorgensen@ruger.com

Ruger’s “Million Gun Challenge” Has Strong Quarter

Southport, CT: January 12, 2012 – Sturm, Ruger & Co., Inc. (NYSE: RGR) has completed the third quarter of its “Million Gun Challenge to Benefit the NRA.”  Ruger sold 315,100 firearms during the quarter ended December 31, 2011, and in turn will present the NRA with a check for $315,100 as part of its pledge to donate one dollar to the NRA for every gun sold during the year-long challenge. With one quarter left to go, Ruger has donated $871,200.

“Consumer support for the Million Gun Challenge to Benefit the NRA has been overwhelming, and has helped Ruger enjoy a robust 2011,” said Ruger President and CEO Mike Fifer. “I want to thank everyone who has purchased a Ruger as part of this challenge; this donation is possible because of your support of Ruger and the NRA.  With one quarter left to go, we are hoping everyone will jump in and help us exceed the $1 million goal.”

The third quarter check presentation will take place at the 2012 SHOT Show in Las Vegas, Nevada. The final donation will occur at the 2012 NRA Annual Meeting and Exhibits to be held April 13-15 in St. Louis, Missouri.

For complete information on the Million Gun Challenge, visit Ruger.com/Million or Facebook.com/Ruger.

About Sturm Ruger

Sturm, Ruger was founded in 1949 and is one of the nation’s leading manufacturers of high-quality firearms for the commercial sporting market. Sturm, Ruger is headquartered in Southport, CT, with manufacturing facilities located in Newport, NH and Prescott, AZ.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations

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or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

Sturm, Ruger & Co., Inc. “Arms Makers for Responsible Citizens”®

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